UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2007
Analog Devices, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA	02062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 329-4700
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers
Item 9.01. Exhibits
SIGNATURE
EXHIBIT INDEX
Ex-99.2 Executive Retention Agreement dated October 22, 2007
Ex-99.3 Amendment to the Employee Retention Agreement dated January 16, 1989
Ex-99.4 Amendment to the Employment Agreement dated November 14, 2005

Item 5.02. Compensatory Arrangements of Certain Officers
Pursuant to the Employment Agreement dated November 14, 2005 between Analog Devices, Inc. (“Analog”) and Jerald G. Fishman, Analog and Mr. Fishman entered into an Executive Retention Agreement on October 22, 2007. This agreement is designed to retain Mr. Fishman as Chief Executive Officer of Analog at least through fiscal year 2010 (the “Retention Period”), which the Board of Directors believes is in the best interests of Analog. The Executive Retention Agreement provides for annual performance-based cash incentives and is designed to closely align the amounts that Mr. Fishman may earn thereunder with the performance of Analog during the Retention Period.
The incentives provided in the Executive Retention Agreement are in lieu of any additional equity grants to Mr. Fishman during the Retention Period.
Pursuant to the Executive Retention Agreement, provided that Mr. Fishman’s employment with Analog does not terminate prior to the conclusion of the Retention Period, Analog will credit to an account established for Mr. Fishman under Analog’s Deferred Compensation Plan an amount equal to $5,000,000 plus the sum of the following: for each of fiscal 2008, fiscal 2009 and fiscal 2010, an amount equal to the annual bonus earned by Mr. Fishman under Analog’s executive performance bonus plan with respect to such fiscal year, multiplied by two (2). The maximum amount that shall be contributed with respect to any particular fiscal year (after applying the multiplier of two) shall be $5,000,000.
Analog’s executive performance bonus plan for each fiscal year is subject to the approval of the Compensation Committee. The specific metrics applicable to the calculation of Mr. Fishman’s annual bonus shall be established by the Compensation Committee, in its sole discretion, and may vary from year to year. Mr. Fishman’s annual bonus target percentage under the applicable executive performance bonus plan shall be 160% of his then annual base salary. Mr. Fishman’s current annual base salary is $930,935.
If, prior to the conclusion of the Retention Period, Mr. Fishman’s employment with Analog terminates as a result of termination by Analog without “Cause” (as defined in the Employment Agreement), termination by Mr. Fishman for “Good Reason” (as defined in the Employment Agreement), or termination under circumstances that give rise to severance payments under Mr. Fishman’s Employee Retention Agreement dated January 16, 1989, then Analog shall credit to an account established for Mr. Fishman under Analog’s Deferred Compensation Plan an amount (determined in accordance with the Executive Retention Agreement) that is equivalent to the amount that would have been credited if he had remained employed through the end of the Retention Period and earned annual target bonuses.
No portion of the Retention Amount shall accrue or be credited with any investment earnings or interest prior to such time as it is credited to an account established for Mr. Fishman under Analog’s Deferred Compensation Plan.
If payments to Mr. Fishman under the Executive Retention Agreement would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code, Analog shall pay to Mr. Fishman an additional amount such that the net amount Mr. Fishman retains after paying any excise tax and any federal, state or local income or FICA taxes on such additional amount shall be equal to the amount he would have received if the taxes paid pursuant to Sections 280G and 4999 were not applicable.
In connection with the Executive Retention Agreement, Analog and Mr. Fishman amended his 1989 Employee Retention Agreement and 2005 Employment Agreement to comply with regulations recently promulgated under Section 409A of the Internal Revenue Code and to align certain provisions thereof with the Executive Retention Agreement.
The foregoing description is subject to, and qualified in its entirety by, the Employment Agreement, the Executive Retention Agreement and other agreements filed as exhibits hereto and incorporated herein by reference.

Item 9.01. Exhibits

Exhibit No.	Description
99.1	Employment Agreement dated November 14, 2005 between Jerald G. Fishman and Analog Devices, Inc., filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 1-7819) as filed with the Commission on November 15, 2005 and incorporated herein by reference.

99.2	Executive Retention Agreement dated October 22, 2007 between Jerald G. Fishman and Analog Devices, Inc.

99.3	Amendment dated as of October 22, 2007 to the Employee Retention Agreement dated as of January 16, 1989 between Jerald G. Fishman and Analog Devices, Inc.

99.4	Amendment dated as of October 22, 2007 to the Employment Agreement dated as of November 14, 2005 between Jerald G. Fishman and Analog Devices, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2007	ANALOG DEVICES, INC.

	By:	/s/ Margaret K. Seif

Margaret K. Seif Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement dated November 14, 2005 between Jerald G. Fishman and Analog Devices, Inc., filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 1-7819) as filed with the Commission on November 15, 2005 and incorporated herein by reference.

99.2	Executive Retention Agreement dated October 22, 2007 between Jerald G. Fishman and Analog Devices, Inc.

99.3	Amendment dated as of October 22, 2007 to the Employee Retention Agreement dated as of January 16, 1989 between Jerald G. Fishman and Analog Devices, Inc.

99.4	Amendment dated as of October 22, 2007 to the Employment Agreement dated as of November 14, 2005 between Jerald G. Fishman and Analog Devices, Inc.